Exhibit 10.1

AOL INC.

2011 DIRECTORS’ DEFERRED COMPENSATION PLAN

EFFECTIVE AS OF

MAY 25, 2011

ARTICLE I

INTRODUCTION

Section 1.01 Purpose. This Plan is being established by AOL Inc. (the “Company”) to assist the Company in attracting and retaining well-qualified directors who are not officers or employees of the Company (“Directors”) and to align the interests of Directors with those of the shareholders of the Company. The purpose of this Plan is to establish a program whereby the Directors of the Company may elect to defer certain cash amounts paid and equity-based grants awarded to Directors as fees in connection with their services to the Board of Directors.

ARTICLE II

DEFINITIONS

As used in this Plan, the following capitalized terms shall have the following meanings:

Section 2.01 “Account” shall mean the Participant’s Account established pursuant to Section 5.01 herein, which Account shall be comprised of the DSU Subaccount and/or the RSU Deferrals Subaccount, as applicable.

Section 2.02 “Administrator” shall mean any administrator appointed by the Committee pursuant to Section 3.01 herein or, in the absence of any such appointment, the Committee.

Section 2.03 “Board” shall mean the Board of Directors of the Company.

Section 2.04 “Board Appointment” shall have the meaning ascribed to such term in Section 4.03 herein.

Section 2.05 “Cash Compensation” shall mean the quarterly fees paid in cash to a Director for his or her services as a Director.

Section 2.06 “Code” shall mean the Internal Revenue Code of 1986, as amended, and applicable Treasury regulations promulgated thereunder.

Section 2.07 “Committee” shall have the meaning ascribed to such term in Section 2(g) of the Stock Incentive Plan.

Section 2.08 “Common Stock” shall mean the common stock of the Company, $0.01 par value per share.

Section 2.09 “Company” shall mean AOL Inc.

Section 2.10 “Compensation” shall mean a Participant’s compensation for services as a Director, which as of the Effective Date, consists of Cash Compensation and RSU Awards.

Section 2.11 “Deferred Stock Unit” shall mean a unit of measurement that is equivalent to one share of Common Stock but with none of the attendant rights of a holder of a share of Common Stock and which is payable in cash when distributed to the Participant. Deferred Stock Units shall not constitute “Other Stock-Based Awards” under the Stock Incentive Plan but shall be adjusted in a manner similar to the adjustment to Awards provided by Section 10 of the Stock Incentive Plan upon the occurrence of the events specified in such Section 10.

Section 2.12 “Director” shall mean a member of the Board who is not an officer or employee of the Company or any Subsidiary.

Section 2.13 “DSU Subaccount” shall mean the subaccount established for deferral of a Director’s Cash Compensation pursuant to Section 5.02(a) of the Plan and credited with Deferred Stock Units and Plan Earnings pursuant to the terms of the Plan.

Section 2.14 “Earned” as used herein (a) with respect to Cash Compensation shall mean the date on which such Cash Compensation would otherwise be payable to the Director, and (b) with respect to an RSU Award shall mean the date on which such RSU Award would otherwise be granted to the Director, provided that no Cash Compensation or RSU Award shall be “Earned” if such amount would otherwise be payable or granted to the Director on or after the Director’s Payment Date.

Section 2.15 “Effective Date” shall mean May 25, 2011.

Section 2.16 “Initial Cash Election Deadline” shall have the meaning ascribed to such term in Section 4.01 herein.

Section 2.17 “Market Price” shall mean, in respect of any shares of the Company’s Common Stock, the “fair market value” as defined in Section 2(l) of the Stock Incentive Plan.

Section 2.18 “New Director Election” shall have the meaning ascribed to such term in Section 4.03 herein.

Section 2.19 “New Director” shall mean any Director who is first elected or appointed to the Board after the Effective Date of this Plan.

Section 2.20 “Participant” shall mean any Director of the Company who has elected to have all or a part of his or her Compensation deferred pursuant to the Plan.

Section 2.21 “Payment Date” shall mean the earliest of the date the Participant has a separation from service from the Company within the meaning Section 409A or the Participant’s death.

Section 2.22 “Plan” shall mean this AOL Inc. 2011 Directors’ Deferred Compensation Plan (as it may be amended and restated from time to time).

Section 2.23 “Plan Earnings” shall mean the amounts credited to a Participant’s Account pursuant to Article VI herein.

Section 2.24 “Restricted Stock Unit” shall mean a unit of measurement equivalent to one share of Common Stock but with none of the attendant rights of a holder of a share of Common Stock until a share of Common Stock is ultimately distributed in payment of the obligation (other than the right to receive dividend equivalent amounts in accordance with Article VI herein), that is credited to a Participant’s Account and, subject to the vesting provisions set forth in Section 7.01 hereof, payable pursuant to the terms of the Plan in the form of Common Stock and/or cash pursuant to the terms of Section 7.02 herein. Restricted Stock Units shall constitute “Other Stock-Based Awards” under the Stock Incentive Plan, and shall be subject to the terms and conditions therein.

Section 2.25 “RSU Award” shall mean a restricted stock unit awarded by the Company to a Director with respect to his or her services as a Director.

Section 2.26 “RSU Deferrals Subaccount” shall mean the account established for deferral of a Director’s RSU Awards pursuant to Section 5.02(b) of the Plan and credited with Restricted Stock Units and Plan Earnings pursuant to the terms of the Plan.

Section 2.27 “Section 409A” shall mean Section 409A of the Code and the regulations promulgated thereunder.

Section 2.28 “Stock Incentive Plan” shall mean the AOL Inc. 2010 Stock Incentive Plan, as amended and restated effective as of April 29, 2010, and any successor plan, in each case, as amended from time to time.

Section 2.29 “Subsequent Election Deadline” shall mean December 31 of the applicable year, as set forth in Section 4.02 herein.

Section 2.30 “Subsidiary” shall mean any “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code. An entity shall be deemed a Subsidiary of the Company only for such periods as the requisite ownership relationship is maintained.

Section 2.31 “Vested” shall mean, in the case of Restricted Stock Units, the Restricted Stock Units that are vested and non-forfeitable pursuant to Section 7.01 of the Plan. The Deferred Stock Units credited to a Participant’s DSU Subaccount are 100% vested and non-forfeitable at all times.

ARTICLE III

ADMINISTRATION OF THE PLAN

Section 3.01 Administrator. The Committee may designate an Administrator to aid the Committee in its administration of the Plan. Such Administrator shall maintain complete and adequate records pertaining to the Plan, including but not limited to Participants’ Accounts, and shall serve at the pleasure of the Committee.

Section 3.02 Administration. The Plan shall be administered by the Administrator, who shall have complete discretionary authority to interpret and administer the Plan, to determine all amounts that are payable under the Plan, correct errors in administration and otherwise to implement the Plan, in each case consistent with the Plan’s purposes and intent. The Administrator shall also have authority to take all actions as are necessary to ensure that any transactions pursuant to this Plan do not result in liability under Section 16(b) of the Securities Exchange Act of 1934. All actions of the Administrator with respect to this Plan shall be final and binding on all persons for such Plan purposes.

ARTICLE IV

DEFERRED COMPENSATION

Section 4.01 Initial Elections by Existing Directors.

(a) Any Director of the Company as of the Effective Date may make an initial election prior to the 2011 Annual Meeting of Shareholders of the Company to participate in the Plan and defer all, or such percentage, dollar amount, or number of Restricted Stock Units as he or she may specify, of his or her RSU Award with respect to the 2011 Annual Meeting, in accordance with, and subject to, the terms and conditions of the Plan. Such deferral election shall be made by completing and executing an election form prescribed by the Administrator and delivering such election form to the Administrator prior to the 2011 Annual Meeting of Shareholders. Such election shall become irrevocable immediately prior to the 2011 Annual Meeting of Shareholders.

(b) Any Director of the Company as of the Effective Date may make an initial election within 30 days following the Effective Date (the “Initial Cash Election Deadline”), to participate in the Plan and defer all, or such percentage or dollar amount as he or she may specify, of Cash Compensation first Earned in 2011 beginning on the first day of the calendar quarter immediately following the Initial Cash Election Deadline, in accordance with, and subject to, the terms and conditions of the Plan. Such deferral election shall be made by completing and executing an election form prescribed by the Administrator and delivering such election form to the Administrator on or before the Initial Cash Election Deadline. Such election shall become irrevocable as of the close of business on the Initial Cash Election Deadline.

(c) A separate election shall be made with respect to each of the Cash Compensation and the RSU Award that a Participant wishes to defer under the Plan pursuant to this Section 4.01. A Participant’s deferral election, whether with respect to a RSU Award or Cash Compensation, shall only apply to compensation paid for services performed after the election.

Section 4.02 Subsequent Elections by Participants.

(a) Subsequent to the Initial Election by a Participant provided for in Section 4.01 or a New Director Election by a Participant provided for in Section 4.03, a Participant may elect by December 31 of each calendar year (the “Subsequent Election Deadline”) to defer all, or such percentage, dollar amount, or number of Restricted Stock Units as he or she may specify, of the Cash Compensation to be Earned in the following calendar year and/ or the RSU Award to be Earned in the following calendar year, in accordance with, and subject to, the terms and conditions of the Plan.

(b) Such deferral election shall be made by completing and executing an election form prescribed by the Administrator and delivering such election form to the Administrator on or before the Subsequent Election Deadline. A separate election shall be made with respect to each of the Cash Compensation and the RSU Award that a Participant wishes to defer under the Plan pursuant to this Section 4.02. Any such election shall become irrevocable as of the close of business on the date of the Subsequent Election Deadline.

Section 4.03 Elections by New Directors.

(a) Any New Director may make an initial election (the “New Director Election”), within thirty (30) days following his or her election or appointment to the Board, whichever occurs earlier (“Board Appointment”), but effective as of such Board Appointment, to participate in the Plan and defer all, or such percentage, dollar amount, or number of Restricted Stock Units as he or she may specify, of (i) the Cash Compensation to be Earned by him or her for the calendar year of such Board Appointment, (ii) his or her RSU Award to be Earned with respect to such Board Appointment and/ or (iii) his or her RSU Award to be Earned at the next Annual Meeting of Shareholders which shall occur in the calendar year in which the Board Appointment takes place, if applicable, in accordance with, and subject to, the terms and conditions of the Plan.

(b) Such deferral election shall be made by completing and executing an election form prescribed by the Administrator and delivering such election form to the Administrator within thirty (30) days following such Director’s Board Appointment. A separate election shall be made with respect to each of the Cash Compensation and the RSU Award that a Participant wishes to defer under the Plan pursuant to this Section 4.03. Such election shall become irrevocable as of the close of business on the thirtieth (30th) day following the Participant’s Board Appointment.

(c) A Participant’s deferral election, whether with respect to a RSU Award or Cash Compensation, shall only apply to compensation paid for services performed after the election.

ARTICLE V

ACCOUNTS

Section 5.01 Establishment of Accounts. There shall be established for each Participant an account to be designated as such Participant’s Account. The Account of each Participant shall consist, to the extent applicable to the Participant, of a DSU Subaccount and an RSU Deferrals Subaccount.

Section 5.02 Allocations to Accounts.

(a) Any Cash Compensation Earned by a Participant that the Participant has elected to defer shall be credited to the DSU Subaccount of such Participant in the form of Deferred Stock Units, on the date such amount is otherwise Earned, and any Plan Earnings or other distributions referred to in Article VI shall be credited in accordance with the provisions of Article VI, as applicable.

(b) Any RSU Award Earned by a Participant that the Participant has elected to defer shall be credited to the RSU Deferrals Subaccount of such Participant in the form of Restricted Stock Units, on the date such amount is otherwise Earned, and any Plan Earnings or other distributions referred to in Article VI shall be credited in accordance with the provisions of Article VI, as applicable.

(c) Separate records shall be kept with respect to each Director of the Cash Compensation, on the one hand, and RSU Awards, on the other, that is deferred under Sections 4.01 (Initial Elections in 2011) and 4.03 (New Director Elections) and of the deferral elections made during each calendar year under Section 4.02 (Subsequent Elections by Participants). In the case of RSU Awards that are deferred, each such RSU Award shall be subject to a separate vesting schedule under Section 7.01.

Section 5.03 Accounts. The number of Restricted Stock Units or Deferred Stock Units, as applicable, or fractions thereof, to be credited to a Participant’s Account in accordance with this Article V shall be based on the Market Price of the Company’s Common Stock on the date the relevant Compensation is Earned by the Director. An RSU Award that produces a fractional number of Restricted Stock Units shall be rounded up to the next highest whole number of Restricted Stock Units. Any Cash Compensation that cannot be deferred under the Plan into a whole number of Deferred Stock Units shall be rounded down to the next lowest whole number of Deferred Stock Units, and the fractional share value shall be paid immediately to the Participant in cash when Earned and shall not be deferred under the Plan. Any partial deferral election that would produce a fractional number of Restricted Stock Units or Deferred Stock Units, as applicable, shall be rounded down to next whole number of Restricted Stock Units or Deferred Stock Units, as applicable.

ARTICLE VI

PLAN EARNINGS

Section 6.01 Cash and Property Dividend Credits. Additional credits shall be made to a Participant’s Account throughout the period of such Participant’s participation in the Plan, and thereafter until all distributions to which the Participant is entitled under Section 7.02 or Article VIII shall have been made. Such credits shall be made in amounts equal to the Plan Earnings, consisting of the cash or fair market value of any dividends or distributions declared and made with respect to the Company’s Common Stock payable in cash, securities issued by the Company (other than the Company’s Common Stock but including any such securities convertible into the Company’s Common Stock) or other property which the Participant would have received from time to time had he or she been the owner on the record dates for the payment of such dividends of the number of shares of the Company’s Common Stock equal to the number of Restricted Stock Units and/or Deferred Stock Units, as applicable, in his or her Account on such dates. Each such credit shall be applied as of the payment date for such dividend or distribution. Each dividend or distribution shall be converted into Restricted Stock Units or Deferred Stock Units, as applicable, based on the Market Price of the Company’s Common Stock on the date of such dividend or distribution. The additional credits provided by this Section 6.01 shall be in lieu of, and shall supersede any conflicting provisions of any RSU award agreement issued pursuant to the Stock Incentive Plan (for any RSU Awards that a Director has elected to defer under this Plan) providing for the accumulation, payment and/or other distribution of dividend equivalents and retained distributions with respect to the RSUs granted under such RSU award agreement.

Section 6.02 Share Dividend Credits. Additional credits shall be made to a Participant’s Account throughout the period of his or her participation in the Plan, and thereafter until all distributions to which the Participant is entitled under Section 7.02 or Article VIII shall have been made. Such credits shall equal a number of Restricted Stock Units or Deferred Stock Units, as applicable, equal to the number of shares (including fractional shares) of the Company’s Common Stock to which the Participant would have been entitled from time to time as Common Stock dividends had such Participant been the owner on the record dates for the payments of such stock dividends of the number of shares of the Company’s Common Stock equal to the number of Restricted Stock Units credited to his or her Account on such dates. Such additional credits shall be credited on the date on which payment of such stock dividend is made. The additional credits provided by this Section 6.02 shall be in lieu of, and shall supersede any conflicting provisions of any RSU award agreement issued pursuant to the Stock Incentive Plan (for any RSU Awards that a Director has elected to defer under this Plan) providing for the accumulation, payment and/or other distribution of Common Stock dividend equivalents with respect to the RSUs granted under such RSU award agreement.

ARTICLE VII

VESTING AND DISTRIBUTIONS

Section 7.01 Vesting. A Participant shall be one hundred percent Vested at all times in his or her DSU Subaccount (including Plan Earnings thereon). A Participant’s RSU Deferrals Subaccount (including Plan Earnings thereon) shall vest separately with respect to each RSU Award that is deferred by the Participant in accordance with the terms and conditions of the underlying award agreement.

Section 7.02 Distributions from Accounts. When a Participant’s Payment Date occurs, the Company shall become obligated to make the distributions prescribed in paragraphs (a), (b), (c), (d), (e), and (f) below.

(a) Vested Restricted Stock Units. At the time of any distribution, (i) each Vested Restricted Stock Unit under the Participant’s Account shall be converted into one share of the Company’s Common Stock and such share shall be distributed to the Participant. Any fraction of a Vested Restricted Stock Unit to be distributed shall be converted into an amount in cash equal to the Market Price of one share of the Company’s Common Stock on the trading day next preceding the date of distribution multiplied by such fraction and such cash shall be distributed to the Participant. Any Restricted Stock Unit which is not Vested shall be forfeited as of the date of distribution. Any Common Stock issued pursuant to Plan distributions shall be made from the previously authorized and registered share pool under the Stock Incentive Plan.

(b) Deferred Stock Units. At the time of any distribution, the value of each Deferred Stock Unit under the Participant’s Account shall be distributed to the Participant in cash, based upon the Market Price of one share of the Company’s Common Stock on the Payment Date.

(c) Except as otherwise provided in this Section 7.02, distribution of a Participant’s Account shall be made within 30 days following a Participant’s Payment Date.

(d) Notwithstanding the foregoing, in the case of a Participant who is a specified employee, within the meaning of Section 409A, unless the distribution is due to the Participant’s death prior to such Participant’s separation from service, within the meaning of Section 409A, distribution of his or her Account shall be made within 30 days following the date which is six (6) calendar months after such Participant’s separation from service, within the meaning of Section 409A.

(e) If a Participant’s Payment Date shall occur by reason of his or her death or if he or she shall die after his or her Payment Date but prior to receipt of all distributions provided for in this Section, the Participant’s Account shall be distributed in the following order: to such Participant’s beneficiary selected by the Participant on a form provided by the Administrator; if there is no such beneficiary designation effective at the Participant’s death, to the Participant’s surviving spouse; and if there is no such beneficiary designation effective or surviving spouse at the Participant’s death, to the Participant’s estate or personal representative, as soon as administratively feasible following such Participant’s death, but in no event later than 90 days following the Participant’s death, provided the recipient shall not have a right to designate the taxable year of the payment.

(f) The distributions provisions of this Section 7.02 of the Plan shall be in lieu of, and shall supersede, the distribution provisions of the RSU award agreements issued pursuant to the Stock Incentive Plan for any RSU Awards that a Director has elected to defer under this Plan.

ARTICLE VIII

TERMINATION OF THE PLAN

The Board may terminate the Plan at any time. Upon termination of the Plan, distributions in respect of credits to Participants’ Accounts as of the date of termination shall be made in the manner and at the time prescribed in the Plan, except as otherwise permitted under Section 409A.

ARTICLE IX

AMENDMENT OF THE PLAN

The Board may, without the consent of Participants or their beneficiaries, amend the Plan at any time and from time to time; provided, however, that no amendment may deprive a Participant of the amounts allocated to his or her Account as of the date of such amendment without such Participant’s consent.

ARTICLE X

GENERAL PROVISIONS

Section 10.01 Funding. Benefits payable under the Plan to any person shall be paid directly by the Company. The Company shall not be required to fund or otherwise segregate assets to be used for payment of benefits under the Plan. While the Company may cause investments in shares of Company Common Stock to be made through open market purchases in amounts equal or unequal to amounts payable hereunder, the Company shall not be under any obligation to make such investments and any such investment and all obligations of the Company under the Plan shall remain subject to the claims of its general creditors. The amounts payable to any Directors under the Plan shall not be affected by any such investment. Notwithstanding the foregoing, the Company, in its discretion, may maintain one or more trusts to hold assets to be used for payment of benefits under the Plan; provided that the assets of such trust shall be subject to the creditors of the Company in the event that the Company becomes insolvent or is subject to bankruptcy or insolvency proceedings. Any payments by such a trust of benefits provided hereunder shall be considered payment by the Company and shall discharge the Company of any further liability for the payments made by such trust.

Section 10.02 Retention Rights. Establishment of the Plan shall not be construed to give a Director the right to be retained on the Board or to any benefits not specifically provided by the Plan.

Section 10.03 Authorized Payments. If the Committee receives evidence satisfactory to it that any person entitled to receive a payment hereunder is, at the time the benefit is payable, physically, mentally or legally incompetent to receive such payment and to give a valid receipt therefor, and that an individual or institution is then maintaining or has custody of such person and that no guardian, committee or other representative of the estate of such person has been duly appointed, the Committee may direct that such payment be paid to such individual or institution maintaining or having custody of such person, and the receipt of such individual or institution shall be valid and a complete discharge for the payment of such benefit.

Section 10.04 Section 409A. Although the Company makes no guarantee with respect to the tax treatment of payments and benefits hereunder, the Plan is intended to comply with the applicable requirements of Section 409A and shall be limited, construed, administered, and interpreted in accordance with such intent. Accordingly, and notwithstanding Article IX, the Company reserves the right to amend the provisions of the Plan at any time in order to avoid the imposition of an excise tax under Section 409A on any payments to be made hereunder. In no event whatsoever shall the Company or any of its affiliates be liable for any additional tax, interest or penalties that may be imposed on a Participant by Section 409A or any damages for failing to comply with Section 409A, other than for withholding or other obligations applicable to employers, if any, under Section 409A.

Section 10.05 Gender; Words. Wherever any words are used herein in the masculine, feminine or neuter gender, they shall be construed as though they were also used in another gender in all cases where they would so apply, and whenever any words are used herein in the singular or plural form, they shall be construed as though they were also used in the other form in all cases where they would so apply.

Section 10.06 Assignment of Benefits. Benefits provided under the Plan may not be assigned or alienated, either voluntarily or involuntarily, other than by will or the applicable laws of descent and distribution.

Section 10.07 Conflicts of Laws. The laws of the State of Delaware shall control the interpretation and performance of the terms of the Plan. The Plan is not intended to qualify under Section 401(a) of the Code or the Employee Retirement Income Security Act of 1974, as amended.

Section 10.08 Stock Incentive Plan. Restricted Stock Units credited to a Participant’s Account under the Plan shall be subject to the provisions of the Stock Incentive Plan, which provisions are incorporated herein by reference, including without limitation, the provisions Section 10 of the Stock Incentive Plan providing for the adjustment of Awards (as defined in the Stock Incentive Plan) upon certain events.

ARTICLE XI

EFFECTIVE DATE

This Plan shall be effective as of the Effective Date, and shall continue in force during subsequent years unless amended or revoked by action of the Board.

14